SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Level 8 Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Converted by FileMerlin

214 Carnegie Center; Suite 303

Princeton, New Jersey 08540

June 27, 2003

Dear Stockholder:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Level 8 Systems, Inc. (the “Company”) to be held at the Carnegie Center, Building 101, Princeton, New Jersey on July 30, 2003, at 10:00 a.m., local time. I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting.  We also will report on the operations of the Company during the past year, as well as on our plans for the future.

We are including with this Proxy Statement a copy of the Company’s Annual Report on Form 10-K.  It contains information on the Company’s operations, markets, products and services as well as the Company’s audited financial statements.

Please take this opportunity to become involved in the affairs of the Company. Each of the issues covered by the Proxy Statement is important to position the Company for growth. We hope you will take time to carefully consider each matter.

Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy in the envelope provided.  Returning the proxy does NOT deprive you of your right to attend the meeting and vote your shares in person.  If you attend the meeting, you may withdraw your proxy and vote your own shares.

Sincerely,

Anthony C. Pizi

Chairman of the Board

LEVEL 8 SYSTEMS, INC.

214 Carnegie Center; Suite 303

Princeton, New Jersey 08540

_____________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on July 30, 2003

_____________________________

Notice is hereby given that the Annual Meeting of Stockholders of Level 8 Systems, Inc. (the “Company”) will be held at the Carnegie Center, Building 101, Princeton, New

Jersey on July 30, 2003 at 10:00 a.m., local time, for the following purposes:

1.    To elect six (6) directors to the Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified;

2.    To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 60 million to 85 million and to authorize our Board of Directors to file such amendment;

3.    If Proposal 2 is approved, to amend the Level 8 Systems, Inc. 1997 Stock Option Plan to increase the number of shares available for issuance thereunder from 6,500,000 to
     10,000,000 shares of common stock;

4.    To ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 2003; and

5.    To transact such other business as may properly come before the meeting and any adjournment(s) thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

The close of business on June 26, 2003 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

John P. Broderick

Chief Financial Officer and Corporate Secretary

Princeton, New Jersey

June 27, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.  NO POSTAGE IS NEEDED IF MAILED IN THE UNITED STATES.

LEVEL 8 SYSTEMS, INC.

214 Carnegie Center; Suite 303

Princeton, New Jersey 08540

PROXY STATEMENT

This Proxy Statement is furnished to stockholders in connection with the solicitation by the Board of Directors of Level 8 Systems, Inc., a Delaware corporation (the “Company”), of proxies in the accompanying form for use at the Annual Meeting of Stockholders of the Company to be held at the Carnegie Center, Building 101, Princeton, New Jersey at 10:00 a.m., local time, on July 30, 2003, and at any adjournment thereof (the “Annual Meeting”).  This Proxy Statement and the accompanying Notice of Annual Meeting and Form of Proxy are being mailed to the Company’s stockholders on or about June 30, 2003.

VOTING

If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, will be voted in accordance with the specification made.  Any stockholder who gives a proxy may revoke it at any time before it is exercised by giving a later proxy, by attending the meeting and voting in person or by giving notice of revocation to the Company’s Secretary.  Executed but unmarked proxies will be voted “FOR” each of the director nominees and proposals described in this Proxy Statement and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the meeting.

The close of business on June 26, 2003 has been fixed by the Board of Directors as the record date for the determination of stockholders of the Company entitled to vote at the Annual Meeting.  As of June 26, 2003, the Company had 20,010,653 shares of common stock which are each entitled to one vote (the “Voting Common Stock”).  Additionally the Company had 10,070 shares of Series A3 Convertible Redeemable Preferred Stock, 30,000 shares of Series B3 Convertible Preferred Stock, 1,390 shares of Series C Convertible Redeemable Preferred Stock and 3,505 shares of Series D Convertible Preferred Stock outstanding, with each holder of such stock being generally entitled to vote on an as-converted basis together with the holders of the common stock, subject to certain conversion limitations.  Taking into account the relevant restrictions on conversion, the holders of Series D Preferred Stock are entitled to vote a total of 3,489,211 shares on an as-converted basis, the holders of Series C Preferred Stock are entitled to vote a total of 3,288,816 shares on an as-converted basis, the holders of Series B3 Preferred Stock are entitled to vote a total of 1,650,707 shares on an as-converted basis and the holders of the Series A3 Preferred Stock are entitled to vote 1,161,535 shares on an as-converted basis (collectively, the “Preferred Voting Stock,” and, together with the Common Voting Stock, the “Voting Stock”).

Collectively, for purposes of calculating the presence of a quorum and whether a particular proposal has been approved, there are a total of 29,601,922 shares of Voting Stock.

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of capital stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of votes cast.  In general, approval of any matter by our stockholders requires the affirmative vote of the holders of a majority of the shares of Voting Stock that are present in person or represented by proxy and entitled to vote at the meeting.  Accordingly, the approval of Proposals 3 and 4, the increase in reserved shares under the option plan and the ratification of the appointment of independent accountants each requires the affirmative vote of the holders of a majority of the shares of Voting Stock that are present in person or represented by proxy and entitled to vote at the meeting.  However, Proposal 2, the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock, will require the affirmative vote of the majority of the issued and outstanding shares of Voting Common Stock voting as a single class and the affirmative vote of the majority of the Voting Stock. Since the Company does not have sufficient available shares of Common Stock to implement Proposal 3, the Board of Directors is seeking approval of both Proposals 2 and 3.  If Proposal 2 is passed and Proposal 3 is not, the Board will likely increase the authorized shares, but will not increase the shares available under the Stock Option Plan.  If Proposal 2 does not pass, the Board of Directors cannot increase the number of shares reserved under the Stock Option Plan and, accordingly, Proposal 3 will be abandoned even if it is approved by the stockholders.

Abstentions and broker non-votes (which occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner) will be counted as shares present in the determination of whether the shares of Voting Stock represented at the meeting constitute a quorum. Directors are elected by plurality vote and therefore abstentions and broker non-votes have no effect on the election of directors in Proposal 1.  Abstentions will count in the tabulation of votes cast on each of the other proposals and will have the same effect as votes against these proposals.  Broker non-votes will count as present, but will not be deemed entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, will have no effect on the proposal to ratify the independent accountants, other than to reduce the affirmative votes needed to approve such proposal.  In the case of Proposals 2 and 3, however, broker non-votes will have the same effect as votes against such proposals.

Stockholder votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. All stockholder meeting proxies, ballots and tabulations that identify individual stockholders are kept secret, and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of Delaware, the Company’s state of incorporation.

The expense of the solicitation of proxies will be borne by the Company.  Following the original mailing of the proxy material, solicitation of proxies may be made by mail, telephone, telegraph, courier service or personal interview by certain of the regular employees of the Company, who will receive no additional compensation for their services. In addition, the Company will reimburse brokers and other nominees for their reasonable expenses incurred in forwarding soliciting material to beneficial owners.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth information as of June 13, 2003 with respect to beneficial ownership of shares by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of the Company’s directors, (iii) the executive officers of the Company named in the Summary Compensation Table (the “Named Executives”) and (iv) all current directors and executive officers of the Company as a group. Unless otherwise indicated, the address for each person listed is c/o Level 8 Systems, Inc., 214 Carnegie Center Suite 303, Princeton, New Jersey 08540.

Stock ownership information has been furnished to the Company by the named person. Beneficial ownership as reported in this section was determined in accordance with Securities and Exchange Commission regulations and includes shares as to which a person possesses sole or shared voting and/or investment power and shares that may be acquired on or before August 13, 2003 upon the exercise of stock options. The chart is based on 19,749,078 shares outstanding as of June 13, 2003. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by such persons.

	Common Stock
Name of Beneficial Owner	No. of Shares	Percent of Class
MLBC, Inc. (1)	1,166,000 (2)	5.9%
Seneca Capital International, Ltd.(3)	1,369,611 (4)	6.9%
Seneca Capital, L.P.(5)	1,017,911 (6)	5.1%
Anthony C. Pizi	1,014,574 (7)	5.1%
John P. Broderick	280,274 (8)	1.4%
Frank G. Artale	53,333 (9)	*
Nicholas Hatalski	33,333 (10)	*
Kenneth W. Nielsen	33,333 (10)	*
Bruce W. Hasenyager	33,333 (10)	*
Jay R. Kingley	33,333 (10)	*
All current directors and executive officers as a group (8 persons)	1,481,513 (11)	7.5%

*

Represents less than one percent of the outstanding shares.

(1)

The address of MLBC, Inc. is c/o Merrill Lynch & Co., Inc., Corporate Law Department, 222 Broadway- 17th Floor, New York, New York 10038.

(2)

MLBC, Inc. is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. See “Certain Relationships and Related Transactions.”

(3)

The address of Seneca Capital International, Ltd. is 527 Madison Avenue, 11th Floor, New York, New York 10022.

(4)

Includes 779,826 shares of common stock issuable upon conversion of Series B3 Preferred Stock and 589,785 shares issuable upon exercise of warrants at an exercise price of $0.40.  Mr. Douglas Hirsch exercises sole voting or dispositive power with respect to the shares held of record by Seneca Capital International, Ltd.

(5)

The address of Seneca Capital L.P. is 527 Madison Avenue, 11th Floor, New York, New York 10022.

(6)

Includes 417,205 shares of common stock issuable upon conversion of Series B3 Preferred Stock, 188,408 shares of common stock issuable upon conversion of Series A3 Preferred Stock and 412,298 shares issuable upon exercise of warrants at an exercise price of $0.40 per share. Mr. Douglas Hirsch exercises sole voting or dispositive power with respect to the shares held of record by Seneca Capital L.P.

(7)

Includes 521,153 shares subject to stock options exercisable within sixty (60) days, 394,737 shares of common stock issuable upon the conversion of Series C Preferred Stock and 98,684 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.38 per share of common stock subject to adjustment.

(8)

Consists of 280,274 shares subject to stock options exercisable within sixty (60) days.

(9)

Consists of 53,333 shares subject to stock options exercisable within sixty (60) days.

(10)

Consists of 33,333 shares subject to stock options exercisable within sixty (60) days.

(11)

Includes shares issuable upon exercise of options and warrants exercisable within sixty (60) days as described in Notes 7-10.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2002, about shares of Common Stock outstanding and available for issuance under the Company’s existing equity compensation plans: the Level 8 Systems, Inc. 1997 Stock Option Incentive Plan, the 1995 Non-Qualified Option Plan and the Outside Director Stock Option Plan.  All of the Company’s Equity Compensation Plans were approved by the stockholders.

Plan Category	Number of Securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	3,834,379	$ 7.22	2,368,998
Equity compensation plans not approved by stockholders (1)	--	--	--
Total	3,834,379	$ 7.22	2,368,998

(1) The Company does not have any Equity Compensation Plans that were not approved by stockholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC and Nasdaq. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by it and written representations all Section 16(a) reports were timely filed except as follows: Mr. Hatalski did not timely file a Form 3 upon his appointment to the Board of Directors in September 2002. Messrs. Hasenyager and Nielsen did not timely file a Form 3 upon their appointment to the Board of Directors in October 2002. Mr. Kingley did not timely file a Form 3 upon his appointment to the Board of Directors in November 2002. With the exception of Mr. Pizi who received no options, all the members of the Board of Directors failed to timely file a Form 4 reporting the receipt of options to purchase common stock in October 2002 except Mr. Kingley, who did not timely file for the receipt of options in November 2002. The filing deficiencies referenced above were not remedied until January 2003.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board of Directors has nominated Anthony Pizi, Frank Artale, Nicholas Hatalski, Bruce Hasenyager, Kenneth Nielsen and Jay Kingley for election as directors at the 2003 Annual Meeting of Stockholders.  All nominees currently are members of the Board of Directors.  All nominees have consented to serve as directors if elected. Each of the directors elected at the 2003 Annual Meeting of Stockholders will serve until the 2004 Annual Meeting of Stockholders and until the election and qualification of his successor or until his earlier death, resignation or removal.

The affirmative vote of a plurality of the votes cast by the holders of Voting Stock, voting together as a single class, will be required to elect each of the nominees as a director of the Company for the ensuing year.

Vote to Elect Directors

Directors are elected by a plurality of the votes cast.  It is the intention of the persons named as proxies to vote the proxies “FOR” the election to the Board of Directors of the six nominees named above, unless a stockholder directs otherwise. In the event that a vacancy (which is not anticipated) arises among the nominees prior to the Annual Meeting, the proxy will be voted for the remaining nominees and may be voted for a substitute nominee designated by the Board of Directors.

THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS ACTION OF THE DIRECTORS, RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN THIS PROPOSAL.

Additional Information Concerning the Board of Directors and Director Nominees

Set forth below with respect to each nominee is his name, age, principal occupation and business experience for the past five years and length of service as a director of the Company, when applicable.

Anthony C. Pizi

Director since August 2000.

Age: 44

Mr. Pizi has served as Chairman of the Board of Directors and as Chief Technology Officer since December 1, 2000. He has served as Chief Executive Officer since February 1, 2001. Mr. Pizi has been a director since August 2000. Until December 2000, he was First Vice President and Chief Technology Officer of Merrill Lynch’s Private Client Technology Architecture and Service Quality Group. Mr. Pizi’s 16 years with Merrill Lynch included assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his BS in Engineering from West Virginia University.

Frank G. Artale

Director since June 2001.

Age: 37

Mr. Artale has been a director of Level 8 since June 2001.  Since March 2002, Mr. Artale has served as CEO of Consera Software.  Prior to that and since July 2000, Mr. Artale served as the Vice President and General Manager of the Windows Platform Division at Veritas Software Corporation (NASDAQ: VRTS) where his group is responsible for overall product strategy for Windows targeted software products.  Prior to joining Veritas, Mr. Artale spent nine years at Microsoft Corporation where he held various positions including General Manager for systems management during the Windows 2000 project and Director of Program Management for Windows NT 4.0.

Nicholas Hatalski

Director since September 2002.

Age: 40

Mr. Hatalski has been a director of Level 8 since September 2002.  Since December 2000, Mr. Hatalski has served as a Senior Vice President of the iServices Group of Park City Solutions, Inc.  Previously, he was a Practice Manager at Siemens Health Services.

Bruce W. Hasenyager

Director since October 2002.

Age: 60

Mr. Hasenyager has been a director of Level 8 since October 2002.  Since April 2002, Mr. Hasenyager has served as Director of Business and Technology Development at the Hart eCenter at Southern Methodist University. Prior to that, Mr. Hasenyager served as Senior Vice President and CTO of Technology and Operations at MobilStar Network Corporation since April 1996.

Kenneth W. Nielsen

Director since October 2002.

Age: 43

Mr. Nielsen has been a director of Level 8 since October 2002.  Since December 1998, Mr. Nielsen has served as President and CEO of Nielsen Personnel Services, inc., a personal staffing firm.  Prior to that, Mr. Nielsen was District Operations Manager for Outsource International, Inc.

Jay R. Kingley

Director since November 2002.

Age: 41

Mr. Kingley has been a director of Level 8 since November 2002.  Since 2001, Mr. Kingley has served as CEO of Warren Partners, LLC, a software development and consultancy company.  Prior to that, Mr. Kingley was Managing Director of a business development function of Zurich Financial Services Group from 1999-2001.  Prior to joining Zurich Financial Services Group, Mr. Kingley was Vice President of Diamond Technology Partners, Inc., a management consulting firm.

Meetings and Committees of the Board of Directors

The Board of Directors is responsible for the overall affairs of the Company.  The Board of Directors held 38 meetings in 2002.  Each director attended over 75% of the meetings of the Board and any committees on which he served in fiscal 2002 except for Dr. Jon Anton who attended no meetings and was not nominated for re-election to the Board of Directors at the 2002 Annual Meeting held in December 2002.   To assist the Board of Directors in carrying out their responsibility, the Board has delegated certain authority to several committees.  Information concerning these committees follows.

Messrs. Artale, Hatalski and Kingley presently serve on the Compensation Committee of the Board of Directors.  Until his resignation in May 2003, Paul Rampel served on the Compensation Committee.  During 2002, the Compensation Committee consisted of Messrs. Barbano, Berty and Daly. Mr. Daly resigned from the Board of Directors in July 2002. Mr. Berty and Mr. Barbano resigned from the Board of Directors in August. The Compensation Committee has (i) full power and authority to interpret the provisions of and supervise the administration of the Level 8 1997 Stock Option Plan and the Outside Director Stock Incentive Plan, and (ii) the authority to review all compensation matters relating to the Company. The Compensation Committee met six times during fiscal 2002.

Messrs. Artale, Nielsen and Hasenyager presently serve on the Audit Committee of the Board of Directors. The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company’s annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company’s internal accounting staff. The Audit Committee met four times during fiscal 2002.

Mr. Hasenyager presently serves on the Nominating Committee of the Board of Directors.  Mr. Rampel served on the Nominating Committee during fiscal year 2002 and until his resignation from the Board of Directors in May 2003. The Nominating Committee is responsible for proposing nominees to fill vacancies on the Board of Directors.   The Nominating Committee does not consider stockholder recommendations for directors.

The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of Messrs. Artale, Hatalski, and Kingley.  During fiscal year 2002 and until his resignation from the Board of Directors in May 2003, Paul Rampel also served on the Compensation Committee. None of the current members of the Compensation Committee has served as an executive officer of the Company. Mr. Rampel, who served on the Compensation Committee until his resignation was an executive officer until June 2002.  No executive officer of the Company has served as a member of the Compensation Committee of any other entity of which Messrs. Artale, Rampel, Hatalski, and Kingley have served as executive officers. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the directors and executive officers of the Company.

Director Compensation

In May 1999, stockholders of the Company approved the Outside Director Stock Incentive Plan of the Company. Under this plan, the outside directors may be granted an option to purchase 12,000 shares of common stock at a price equal to the fair market value of the common stock as of the grant date. In January 2002, the Board of Directors approved an amendment to the Outside Director Stock Incentive Plan to provide an increase in the number of options to be granted to outside directors to 24,000. These options vest over a three year period in equal increments upon the eligible Director's election to the Board, with the initial increment vesting on the date of grant. The Outside Director Stock Incentive Plan also permits eligible directors to receive partial payment of director fees in common shares in lieu of cash, subject to approval by the Board of Directors. In addition, the plan permits the Board of Directors to grant discretionary awards to eligible directors under the plan. None of the Company's Directors received additional monetary compensation for serving on the Board of Directors of the Company in 2002 other than reimbursement of reasonable expenses incurred in attending meetings.

In October 2002, the Board of Directors approved an amendment to the stock incentive plan for all non-management directors. Under the amendment, each non-management director will receive 100,000 options to purchase common stock of the Company at the fair market value of the common stock on the date of grant. These shares will vest in three equal increments with the initial increment vesting on the date of grant. The option grant contains an acceleration of vesting provision should the Company incur a change in control. A change in control is defined as a merger or consolidation of the Company with or into another unaffiliated entity, or the merger of an unaffiliated entity into the Company or another subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to the transaction hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger or consolidation. Under the amendment, there will be no additional compensation awarded for committee participation. The shares allocated to the Board of Directors are being issued out of the Level 8 Systems, Inc. 1997 Employee Stock Plan.

Additional Information

For additional information that should be considered with regard to the election of directors, see “Executive Compensation,” “Stock Performance Graph” and “Section 16(a) Beneficial Ownership Reporting Compliance.”

EXECUTIVE OFFICERS

The Company’s current executive officers are listed below, together with their age, position with the Company and business experience for the past five years.

Anthony C. Pizi

Age:  44

Mr. Pizi currently serves as the Chairman of the Board, Chief Executive Officer and Chief Technology Officer of the Company. Please refer to the section of this Proxy Statement entitled “Additional Information Concerning the Board of Directors and Director Nominees” for additional information regarding Mr. Pizi’s experience.

John P. Broderick

Age:  54

Mr. Broderick has served as the Chief Operating Officer of the Company since June 2002, as the Chief Financial Officer of the Company since April 2001, and as Corporate Secretary since August 2001. Prior to joining the Company, Mr. Broderick was Executive Vice President of Swell Inc., a sports media e-commerce company where he oversaw the development of all commerce operations and served as the organization's interim CFO. Previously, Mr. Broderick served as chief financial officer for Programmer's Paradise, a publicly held (NASDAQ: PROG) international software marketer.  Mr. Broderick received his B.S. in accounting from Villanova University.

Executive Compensation

The following summary compensation table sets forth the compensation earned by all persons serving as the Company’s executive officers during fiscal year 2002, the executive officers serving or having served at the end of fiscal 2001 whose salary and bonus exceeded $100,000 for services rendered to the Company during fiscal 2002 and one other former executive officer who would be included but for the fact that he no longer served as executive officer at the end of fiscal 2002. The table reflects compensation earned for each of the last three years or for such shorter period of service as an executive officer as is reflected below. For the principal terms of the options granted during fiscal 2002, see “Option Grants in Fiscal 2002.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus	Securities Underlying Options	All Other Annual Compensation
Anthony C. Pizi Chief Executive Officer, Chief Technology Officer and Chairman (1)	2002 2001	$ 337,500(2) $ 527,038	$ -- $ --	500,000 500,000	$ -- $ --
John P. Broderick Chief Operating and Financial Officer, Corporate Secretary	2002 2001	$ 200,000 $ 146,788	$ 40,000 $ 40,000	100,000 165,900	$ -- $ --
Paul Rampel Former President (3)	2002 2001 2000	$ 133,333 $ 231,310 $ 15,000	$ -- $ 60,000 $ --	404,300 --	$ 76,400(4) $ --

(1)

Mr. Pizi began his service as Chief Executive Officer of the Company in February 2001.

(2)

Mr. Pizi’s base salary for fiscal 2002 was $300,000. Mr. Pizi had voluntarily elected to defer $75,000 of salary from 2001 which was paid in 2002 and to defer $37,500 of 2002 salary.

(3)

Mr. Rampel resigned his position as President in June 2002.

(4)

Represents the fair market value of stock issued to Mr. Rampel as part of his separation from the Company as well as a forgiveness of debt to the Company in the amount of $32,500.

The following table sets forth information regarding each grant of stock options to each of the Named Executives during fiscal 2002. The Company is required to withhold from the shares issued upon exercise a number of shares sufficient to satisfy applicable withholding tax obligations. The Company did not award any stock appreciation rights (“SARs”) during fiscal 2002.

Option Grants in Fiscal 2002 Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Appreciation for Option Term 5% ($) 10% ($)
Anthony C. Pizi	163,600 336,400	8.42% 17.32%	$ 1.50 $ 0.53	02/25/12 11/25/12	$ 154,330 112,127	$ 391,623 284,151
John P. Broderick	100,000	5.15%	$ 0.39	07/08/12	24,527	62,156
Paul Rampel	100,000	(1)	$ 0.35	10/14/12	22,011	55,781

(1) Mr. Rampel received a grant of stock options as a member of the Company’s Board of Directors. See Item 10 Director Compensation for further discussion.

The following table sets forth information concerning the options exercised during fiscal 2002 and held at December 31, 2002 by the Named Executives.

Fiscal 2002 Year–End Option Holdings and Values

			Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Anthony C. Pizi	--	--	166,653	833,347	(2)	--
John P. Broderick	--	--	55,295	210,605	(2)	--
Paul Rampel (3)	--	--	237,633	66,670	$11,666	$23,335

(1)           Based on $0.38 per share, the December 31, 2002, closing price as quoted on the Nasdaq National Market.

(2)          The exercisable stock options held by these executives were not in-the-money at December 31, 2002.

(3)          Mr. Rampel holds 237,633 shares subject to stock options. As part of the separation agreement dated June 2002 between the Company and Mr. Rampel, all of Mr. Rampel’s option holdings immediately vested and the period in which those options may be exercised was extended to 12 months from the date of termination. Please see “Employment Agreements, Termination of Employment and Change in Control Arrangements” for a complete description of the severance arrangement.

Employment Agreements, Termination of Employment and Change-In-Control Arrangements

Under the employment agreement between the Company and Mr. Pizi effective January 1, 2002, the Company is to pay Mr. Pizi an annual base salary of $300,000, and a performance bonus in cash of up to $150,000 per annum based upon certain revenue goals, as determined by the Compensation Committee of the Board of Directors of the Company, in its discretion. Mr. Pizi and the Company have agreed to modify his employment contract as of January 1, 2003 to provide for an annual base salary of $200,000, and a performance bonus in cash of up to $400,000 per annum as determined by the Compensation Committee of the Board of Directors of the Company, in its discretion. Upon termination of Mr. Pizi's employment by the Company without cause, the Company has agreed to pay Mr. Pizi (a) a lump sum payment of one year of Mr. Pizi's then base salary within thirty (30) days of termination and (b) two hundred thousand (200,000) shares of the Company's common stock. In the event there occurs a substantial change in Mr. Pizi's job duties, there is a decrease in or failure to provide the compensation or vested benefits under the employment agreement or there is a change in control of the Company, the Company has agreed to grant Mr. Pizi two hundred thousand (200,000) shares of the Company's common stock. If Mr. Pizi's employment is terminated for any reason, Mr. Pizi has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his employment agreement or assist any business in attempting to do so.

Under the employment agreement between the Company and Mr. Broderick effective January 1, 2002, the Company pays Mr. Broderick a base salary of $200,000 and a performance bonus of cash up to 20% of Mr. Broderick’s base salary. Upon termination of Mr. Broderick's employment by the Company without cause, the Company has agreed to provide Mr. Broderick with salary continuation of six months of Mr. Broderick's then base salary beginning on the first payday after the date of termination. In the event there occurs a substantial change in Mr. Broderick's job duties, there is a decrease in or failure to provide the compensation or vested benefits under the employment agreement or there is a change in control of the Company, the Company has agreed to grant Mr. Broderick fifty thousand (50,000) shares of the Company's common stock, a salary continuation amounting to six months of Mr. Broderick's then base salary and immediately vest all unvested stock options held by Mr. Broderick. Mr. Broderick will have thirty (30) days from the date written notice is given about either a change in his duties or the announcement and closing of a transaction resulting in a change in control of the Company to resign and execute his rights under this agreement. If Mr. Broderick's employment is terminated for any reason, Mr. Broderick has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his employment agreement or assist any business in attempting to do so.

Under the separation agreement between the Company and Mr. Rampel dated June 18, 2002, the Company has agreed, among other things, to provide to Mr. Rampel: (a) forgiveness of a $32,500 debt owed to the Company by Mr. Rampel; (b) immediate vesting of all unvested stock options and the extension of the period for exercise of these options to 12 months from the date of separation; and (c) a grant of 100,000 shares of common stock of the Company.  All the payments above were subject to applicable withholding. In return for this compensation, Mr. Rampel executed a release of employment related claims and agreed to forfeit 310,000 vested stock options with exercise prices between $5.87 and $6.10.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This report by the Compensation Committee of the Board of Directors discusses the Committee’s compensation objectives and policies applicable to the Company’s executive officers. The report reviews the Committee’s policy generally with respect to the compensation of all executive officers as a group for fiscal 2002 and specifically reviews the compensation established for the Company’s Chief Executive Officer as reported in the Summary Compensation Table.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee of the Board of Directors approves all policies under which compensation is paid or awarded to the Company’s executive officers.  The Committee is currently comprised of Messrs. Artale, Hatalski and Kingley . Mr. Rampel served on the Compensation Committee until his resignation in May 2003 and was President of the Company until June 2002.  Messrs. Artale, Hatalski and Kingley are not employees of the Company.

Compensation Philosophy

The Company’s executive compensation program has three objectives:  (1) to align the interests of the executive officers with the interests of the Company’s stockholders by basing a significant portion of an executive’s compensation on the Company’s performance, (2) to attract and retain highly talented and productive executives, and (3) to provide incentives for superior performance by the Company’s executives.  To achieve these objectives, the Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of a bonus and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefit programs that are offered to all of the Company’s employees.

Each year, the Committee reviews the Company’s executive compensation program. In its review, the Committee studies the compensation packages for executives of a peer group of the Company’s most direct publicly held competitors for executive talent, assesses the competitiveness of the Company’s executive compensation program and reviews the Company’s financial performance for the previous fiscal year.  The Committee also gauges the success of the compensation program in achieving its objectives in the previous year and considers the Company’s overall performance objectives.

Each element of the Company’s executive compensation program is discussed below.

Base Salaries

The Committee annually reviews the base salaries of the Company’s executive officers.  The base salaries for the Company’s executive officers for fiscal 2002 are reflected in the Summary Compensation Table and were established by the Committee at the beginning of that fiscal year.  In addition to considering the factors listed in the foregoing section that support the Company’s executive compensation program generally, the Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position.  The Committee also measures individual performance based upon a number of factors, including a measurement of the Company’s historic and recent financial performance and the individual’s contribution to that performance, the individual’s performance on non-financial goals and other contributions of the individual to the Company’s success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula.  As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance targets.

Incentive Compensation

Bonuses established for executive officers are intended to motivate the individual to work hard to achieve the Company’s financial and operational performance goals or to otherwise motivate the individual to aim for a high level of achievement on behalf of the Company in the coming year. The Committee does not have a formula for determining bonus payments, but establishes general target bonus levels for executive officers at the beginning of the fiscal year based on relatively equal measures upon the Committee’s subjective assessment of the Company’s projected revenues and other operational and individual performance factors and may adjust these targets during the year. Bonuses for 2002 were determined by evaluations of individual performance and by the success of the Company.

Long-Term Incentive Compensation

The Company provides its executive officers with long-term incentive compensation through grants of stock options under the Company’s stock option plans.  The Committee believes that placing a portion of executives’ total compensation in the form of stock options achieves three objectives.  It aligns the interest of the Company’s executives directly with those of the Company’s stockholders, gives executives a significant long-term interest in the Company’s success and helps the Company retain key executives.  In determining the number and terms of options to grant an executive, the Committee primarily considers subjectively the executive’s past performance and the degree to which an incentive for long-term performance would benefit the Company.  The size of option grants is comparable to grants by other corporations within the Company’s industry that are comparable in size to the Company.

Benefits

The Committee believes the Company must offer a competitive benefits program to attract and retain key executives.  The Company provides the same medical and other benefits to its executive officers that are generally available to its other employees.

Compensation of the Chief Executive Officer

Mr. Pizi has served as Chief Executive Officer of the Company since February 1, 2000, and was compensated in accordance with the terms of his employment agreement with the Company.  See “Executive Compensation-Employment Agreements, Termination of Employment and Change-In-Control Arrangements.”

Submitted by:

THE COMPENSATION COMMITTEE

Frank Artale

Nicholas Hatalski

Jay Kingley (as of June 2003)

Section 162(m) of the Internal Revenue Code

It is the responsibility of the Compensation Committee to address the issues raised by Section 162(m) of the Internal Revenue Code, as amended (the “Code”). The revisions to this Code section made certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to the companies beginning in 1994. The Committee has reviewed these issues and has determined that no portion of compensation payable to any executive officer for fiscal 2002 is non-deductible. The Company’s 1995 Stock Incentive Plan and 1997 Stock Option Plan limit to 200,000 and 500,000, respectively, the number of options or shares that may be awarded to any individual in a single year under these plans.

Audit Committee Report

The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting, reporting practices and financial reports. The Audit Committee’s responsibilities are more fully described in its charter, a copy of which was filed as Exhibit A to the proxy statement for the 2001 Annual Meeting.  Management has the primary responsibility for the preparation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The Company’s independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee reports as follows with respect to the audit of the Company’s 2002 audited financial statements:

•

The Committee reviewed and discussed the Company’s 2002 audited financial statements with its management,

•

The Committee discussed with the independent auditors, Deloitte & Touche LLP, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements,

•

The Committee received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditors’ independence from the Company and its related entities) and discussed with the auditors their independence from the Company, and

•

Based on review and discussions of the Company’s 2002 audited financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s 2002 audited financial statements be included in its Annual Report on Form 10-K.

Submitted by:

THE AUDIT COMMITTEE

Frank Artale

Kenneth Nielsen

Bruce Hasenyager

Audit Committee Charter

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A to the Proxy Statement for the 2001 Annual Meeting of Stockholders.  The Board of Directors reviews and approves changes to the Audit Committee Charter annually.  The Audit Committee Charter was not amended in 2001 or 2002.

Independence of Audit Committee Members

The Company’s current Audit Committee of Messrs. Artale, Nielsen and Hasenyager meets the requirements of independence as defined in the applicable Nasdaq standards.

STOCK PERFORMANCE GRAPH

The following graph indicates the Company's cumulative total return to stockholders from December 31, 1997 through December 31, 2002, as compared to cumulative total returns for the Nasdaq Stock Market (U.S.) Index and the Media General Business Software and Services Index.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Assignment of Note Receivable from Profit Key

In October 2002, the Company assigned its interest in a Note Receivable from Profit Key Acquisition LLC to a group of investors including Nicholas Hatalski and Paul Rampel, members of our Board of Directors, and Anthony C. Pizi, the Chief Executive Officer of the Company. Pursuant to the terms of the agreement, Level 8 assigned its interest in a Note Receivable in the principal amount of $500,000, due March 31, 2003 with interest at 9% per annum in return for $400,000 cash. The Company solicited a competitive bid before finalizing the transaction.

Sale of StarQuest Assets

On June 18, 2002, the Company and its subsidiary Level 8 Technologies, Inc. entered into an Asset Purchase Agreement with Starquest Ventures, Inc., a California corporation and an affiliate of Paul Rampel, a member of the Board of Directors of Level 8 and a former executive officer. Pursuant to the terms and conditions of the Asset Purchase Agreement, Level 8 sold its Star/SQL and CTRC software products to Starquest Ventures for $365,000 and the assumption of certain maintenance liabilities. $150,000 of the proceeds of the sale transaction was used to repay borrowings from Mr. Rampel. The Company solicited and received a fairness opinion on the transaction.

Loan from Related Parties

In December 2001, the Company entered into an agreement with Messrs. Rampel and Pizi which provided for borrowings from them for up to $250,000 and is secured by notes and accounts receivable. The borrowings bear interest at 10% and are payable quarterly. In connection with Mr. Rampel's resignation from the Company in June 18, 2002 and the sale of the StarQuest assets to an entity affiliated with Mr. Rampel as described above, the Company repaid $150,000 of the borrowings to Mr. Rampel. In August 2002, Mr. Pizi elected to convert approximately $150,000 of his indebtedness from the Company into equity and participated in the Series C Convertible Redeemable Preferred Stock Offering on the same terms as the other investors and as a result this agreement has been terminated.

Transactions with Merrill Lynch

On January 3, 2002, the Company entered into a Purchase Agreement with MLBC, Inc., an affiliate of Merrill Lynch. Pursuant to the Purchase Agreement, the Company issued 250,000 shares of its common stock to MLBC and entered into a royalty sharing agreement for sales of Cicero. Under the royalty sharing agreement, the Company is obligated to pay a royalty of 3% of the sales price for each sale of Cicero or related maintenance services. The royalties are not payable in excess of $20 million. As consideration for the issuance of the shares and the royalty payments, Merrill Lynch has entered into an amendment to the Cicero license agreement which extends our exclusive worldwide marketing, sales and development rights to Cicero and granted us certain ownership rights in the Cicero trademark. Pursuant to the Purchase Agreement, the Company also entered into a Registration Rights Agreement granting MLBC certain rights to have the shares of common stock it received under the Purchase Agreement registered under the Securities Act. On July 31, 2000, the Company entered into a Purchase Agreement with Merrill Lynch concerning technology owned by Merrill Lynch. On August 23, 2000, pursuant to the Purchase Agreement, Merrill Lynch granted the Company exclusive worldwide marketing, sales and public development rights for a period of two years to Cicero(R), a comprehensive integrated desktop computer environment developed by Merrill Lynch and used by more than 30,000 Merrill Lynch professionals worldwide, subject to Merrill Lynch's retained right to use and develop Cicero for its own use and the use of affiliates and the possible loss of exclusivity if the Company's share price does not meet certain targets. As consideration for this license, the Company issued 1,000,000 shares of Company common stock to Merrill Lynch.

Preferred Stock and Warrant Exchange

On October 25, 2002, we effected an exchange of all of our outstanding shares of Series A2 Convertible Redeemable Preferred Stock ("Series A2 Preferred Stock") and Series B2 Convertible Redeemable Preferred Stock ("Series B2 Preferred Stock") and related warrants for an equal number of shares of newly created Series A3 Convertible Redeemable Preferred Stock ("Series A3 Preferred Stock") and Series B3 Convertible Redeemable Preferred Stock ("Series B3 Preferred Stock") and related warrants. This exchange was made to correct a deficiency in potential conversion price adjustments from the prior exchange of Series A1 and B1 Preferred Stock and related warrants for Series A2 and B2 Preferred Stock and related warrants on August 29, 2002. The conversion price for the Series A3 Preferred Stock and the conversion price for the Series B3 Preferred Stock remain the same as the previously issued Series A1 and A2 Preferred Stock and Series B1 and B2 Preferred Stock, at $8.333 and $12.531, respectively. The exercise price for the aggregate 753,640 warrants relating to the Series A3 Preferred Stock was increased from $0.38 to $0.40 per share which is a reduction from the $1.77 exercise price of the warrants relating to the Series A1 Preferred Stock. The exercise price for the aggregate 1,047,382 warrants relating to the Series B3 Preferred Stock was increased from $0.38 to $0.40 per share which is a reduction from the $1.77 exercise price of the warrants relating to the Series B1 Preferred Stock. The adjusted exercise price was based on the closing price of the Company's Series C Convertible Redeemable Preferred Stock and warrants on August 14, 2002, plus $0.02, to reflect accurate current market value according to relevant Nasdaq rules. This adjustment was made as part of the agreement under which the holders of the Company's Preferred Stock agreed to waive their price-protection anti-dilution protections to allow the Company to issue the Series C Preferred Stock and warrants without triggering the price-protection anti-dilution provisions and excessively diluting its Common Stock.

Under the terms of the agreement, we are authorized to issue equity securities in a single or series of financing transactions representing aggregate gross proceeds to the Company of approximately $5.0 million, or up to an aggregate 17.5 million shares of common stock, whichever occurs first, without triggering the price-protection anti-dilution provisions in the Series A3 Preferred Stock and B3 Preferred Stock and related warrants. In exchange for the waiver of these price-protection anti-dilution provisions, we repriced the warrants as described above and have agreed to issue on a pro rata basis up to 4.6 million warrants to the holders of Series A3 Preferred Stock and Series B3 Preferred Stock at such time and from time to time as the Company closes subsequent financing transactions up to the $5.0 million issuance cap or the 17.5 million share issuance cap. As a result of the Series C Preferred Stock financing which represented approximately $1.6 million of the Company's $5.0 million in allowable equity issuances, the Company is obligated to issue an aggregate of 1,462,801 warrants at an exercise price of $0.40 per share to the existing Preferred Stockholders. Additionally, the Company has agreed to issue a warrant to purchase common stock to the existing Preferred Stockholders on a pro rata basis for each warrant to purchase common stock that the Company issues to a third-party lender in connection with the closing of a qualified loan transaction. The above referenced warrants will have the same exercise price as the exercise price of the warrant, or equity security, that the Company issues in connection with the Company's subsequent financing or loan transaction or $0.40 per share (adjusted for recapitalizations, stock splits and the like), whichever is greater. Previously, on October 16, 2001, the Company effected an exchange of all of its outstanding shares of Series A 4% Convertible Redeemable Preferred Stock and Series B 4% Convertible Redeemable Preferred Stock and related warrants for an equal number of shares of our newly created Series A1 Convertible Redeemable Preferred Stock ("Series A1 Preferred Stock") and Series B1 Convertible Redeemable Preferred Stock ("Series B1 Preferred Stock") and related warrants. Advanced Systems Europe, B.V. ("ASE"), a wholly owned subsidiary of Level 8's principal stockholder at the time, exchanged 10,000 shares of Series A Preferred Stock for the newly created Series A1 Preferred Stock. The effect of the exchange with respect to ASE is as follows: The conversion price for the Series A1 Preferred Stock was reduced from $10.00 to $8.333 per share, and the total number of shares of common stock into which such shares may be converted increased from 1,000,000 to 1,200,048. No dividends are payable on the Series A1 Preferred Stock. Liraz and ASE may no longer be considered related parties because of their divestments of capital stock of the Company.

Loans to Related Parties

On January 27, 2001, the Company extended a loan to Paul Rampel, the then President and a director of the Company, in the amount of $75,000. The loan carried an interest rate of 10% per annum on the principal balance and the loan was due and payable in full on January 27, 2002. The loan was secured by 15,000 shares of common stock of the Company held by Mr. Rampel under a Stock Pledge agreement between the Company and Mr. Rampel. In March of 2002, Mr. Rampel, as part of his new employment agreement with the Company, gave back the 15,000 shares of stock as partial payment on the Note and agreed to pay the rest of the Note off monthly during 2002. The remainder of the balance was settled in connection with Mr. Rampel's separation agreement entered into in June 2002.

Borrowings and Commitments from Liraz

As part of the acquisition of Template software, the Company obtained $10 million in financing in the form of a 17 month term loan. The financing was guaranteed by Liraz, the Company's principal stockholder, in return for 60,000 shares of the Company's common stock. The number of shares of common stock provided in exchange for the guarantee, was determined by the independent directors of the Company in consultation with an outside appraisal firm and based upon market conditions and the Company's anticipated financing needs at closing. In the third quarter of 2000, this term loan was amended to provide the Company with an additional $5 million in borrowings and to extend the due date from May 31, 2001 to November 30, 2001. Liraz subsequently extended its guarantee of the amended loan through November 30, 2001 in exchange for 110,000 shares of the Company's common stock. The value of the shares issued will be capitalized and amortized over the term of the loan as a component of interest expense. In May of 2001, Liraz extended its guarantee until April 30, 2002. The commitment provides for an interest rate equal to the London Interbank Offered Rate plus 1% annually. As of December 31, 2002 the interest rate was approximately 2.97%. As part of the sale of the Geneva AppBuilder Product to a subsidiary of Liraz in October 2001, the company utilized the proceeds from the transaction and other assets to liquidate approximately $12 million of the outstanding debt. At the same time, Liraz extended its guarantee and the maturity date on the balance of the Note until November 2003.

PROPOSAL 2: AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

Background

Our Board of Directors has unanimously adopted a resolution approving, and recommending to stockholders for approval, a proposal to amend our Amended and Restated Certificate of Incorporation to increase the aggregate number of shares of Common Stock that the Company be authorized to issue from 60,000,000 to 85,000,000.  This proposal, if approved by the stockholders will allow the Board to determine in its sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of the Company and its stockholders, whether or not to affect an increase in the Company’s authorized shares of Common Stock.  This proposal must be approved by the stockholders and implemented by the Board prior to the Board’s ability to reserve additional shares available for the grant of stock options as described in Proposal 3.

The form of the proposed amendment is attached to this proxy as Exhibit A.  By approving this Proposal 2, the stockholders are giving the Board of Directors the authority to increase the authorized shares of Common Stock as described in this Proposal 2.  If the stockholders also approve Proposal 3 below, the Board of Directors will affect the increase in authorized Common Stock prior to reserving additional shares under the stock option plan. If this Proposal 2 is approved by the stockholders and the Board elects to increase the authorized shares of Common Stock, the amendment will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State.

Reasons for the Increase in Authorized Common Stock

The Company will need to raise additional equity capital to support its operating plan, attract strategic investors, and to grant additional options under its stock option plan.  Based on the trading price of the Company’s Common Stock, the Company would not have sufficient authorized shares to raise any significant amount of equity capital.  As of June 13, 2003, the Company had 19,827,203 shares of Common Stock outstanding and an additional 35,101,327 shares of Common Stock reserved for issuance upon the exercise of stock options, warrants and upon the conversion of outstanding Preferred Stock.  Additionally, the Company has agreed to issue approximately 1.7 million warrants to the purchasers of Series D Preferred Stock, with such warrants becoming exercisable if the Company is unable to show $6 million in revenues for the nine months September 30, 2003.  The Company is also obligated to issue 3.1 million warrants to the holders of its Series A3 and B3 Preferred Stock in connection with their agreement to waive certain anti-dilution provisions in connection with the sale of the Company’s Series C and Series D Preferred Stock.  Accordingly, after satisfying its obligations, the Company would have less than 300,000 shares of Common Stock remaining for issuance for other purposes which will be insufficient to close an equity financing that would raise sufficient capital to fund the Company’s operating plan and insufficient to increase the shares available for the grant of stock options as described in Proposal 3.

The Board of Directors believes that it is in the Company’s best interests to increase the number of authorized but unissued shares of Common Stock in order to provide the Company with the flexibility to issue Common Stock for a variety of corporate purposes the Board may deem advisable without further action by the Company’s stockholders, unless required by law, regulation or stock exchange rule. These purposes could include, among other things, the sale of stock to obtain additional capital funds, the sale of shares to strategic investors, the reservation of shares of Common Stock for issuance upon the conversion of Preferred Stock or the exercise of warrants, reserving more shares for issuance under the 1997 Stock Incentive Plan and other bona fide purposes.

The Board believes that the proposed increase in authorized Common Stock will make sufficient shares available for use pursuant to the purposes described herein. Other than as specified above and as permitted or required under the Company’s employee benefit plans and under outstanding options, warrants and other securities convertible into Common Stock (including the obligation to issue certain warrants to the holders of its Preferred Stock), the Company’s management has no present arrangements, agreements or understandings for the use of the additional shares proposed to be authorized. No additional action or authorization by the Company’s stockholders would be necessary prior to the issuance of any additional shares, unless required by applicable law or the rules of any stock exchange or quotation system on which the Common Stock is then listed or quoted. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board.

The additional shares of Common Stock authorized by the proposed amendment would have the same privileges as the shares of Common Stock currently authorized and issued.  In addition, if the Board elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and percentage ownership of current stockholders. Except for certain transactions requiring stockholder approval under the Delaware General Corporation Law, the Board may approve the issuance of authorized shares of Common Stock at such times, to such persons and for such consideration as it determines without prior approval of or ratification by the stockholders.

Potential Anti-Takeover Effect

The proposed amendment to increase the number of authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for management and the Board of Directors to endeavor to impede the attempt by issuing shares of Common Stock, thereby diluting or impairing the voting power of the other outstanding shares of Common Stock and increasing the potential costs to acquire control of the Company. The amendment therefore may have the effect of discouraging unsolicited takeover attempts, thereby potentially limiting the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.  We may use the additional shares to resist or frustrate a third-party transaction providing for an above-market premium even if such third-party transaction is favored by a majority of the independent stockholders.  The proposed amendment may have the effect of permitting our current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. This proposal to increase the authorized Common Stock has been prompted by business and financial considerations.

Stockholder Approval

The affirmative vote of a majority of the outstanding shares of Voting Common Stock voting together as a single class and the affirmative vote of a majority of the outstanding shares of Voting Stock voting together as a single class are required to approve the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the authorized shares of Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 3:  AMENDMENT OF THE COMPANY 1997 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER

Background

On June 9, 2003, the Board of Directors of the Company approved (subject to stockholder approval) an amendment to the Company 1997 Stock Option Plan which increases the total number of shares of common stock issuable pursuant to the 1997 Stock Option Plan from 6,500,000 to 10,000,000.  The amendment increasing the total number of shares of common stock issuable pursuant to the 1997 Stock Option Plan also requires that the stockholders approve Proposal 2 and that the Board of Directors files an amendment to the Company’s Certificate of Incorporation increasing the Company’s authorized but unissued shares of Common Stock.  If the stockholders approve this Proposal 3 but do not approve Proposal 2, the amendment to the 1997 Stock Option Plan described in this Proposal 3 will be abandoned by the Board of Directors.

The following description of the 1997 Stock Option Plan is intended only as a summary and is qualified in its entirety by reference to the 1997 Stock Option Plan.

Purpose

The purpose of the 1997 Stock Option Plan is to enhance the profitability and value of the Company for the benefit of its stockholders principally by enabling the Company to offer employees and consultants of the Company and its subsidiaries and non-employee directors of the Company stock-based incentives in the Company in order to attract, retain and reward such individuals and strengthen the mutuality of interest between such individuals and the Company stockholders.

Eligibility

All employees and consultants of the Company and its subsidiaries and non-employee directors of the Company designated by the Board of Directors of the Company to participate in the 1997 Stock Option Plan are eligible to receive options under the 1997 Stock Option Plan.

Available Shares

If the proposed amendment is approved, options covering a maximum of 10,000,000 shares of common stock may be issued under the 1997 Stock Option Plan.  Options covering a maximum of 500,000 shares may be granted to any single individual in any one fiscal year.  If an option expires, terminates or is cancelled, the unissued shares of common stock subject to the option will again be available under the 1997 Stock Option Plan.

Benefits to Named Executive Officers and Others

The Committee has not yet made any determination as to which eligible participants will be granted options under the 1997 Stock Option Plan as amended by this proposal in the future.  Consequently, it is not presently determinable with respect to any persons and groups which benefits and or amounts that will be received in the future by such persons or groups pursuant to the 1997 Stock Option Plan as amended by this proposal.

Terms of Stock Options

Under the 1997 Stock Option Plan, options granted to employees may be in the form of incentive stock options or nonqualified stock options.  Options granted to consultants or non-employee directors may only be nonqualified stock options.  The committee that administers the 1997 Stock Option Plan (see “Administration” below) (the “Committee”) will determine the number of shares subject to each option, the term of each option (which may not exceed ten years or, in the case of an incentive stock option granted to a 10% stockholder, five years), the exercise price per share of stock subject to each option, the vesting schedule (if any) and the other material terms of the option. No incentive stock option may have an exercise price less than 100% of the fair market value of the common stock at the time of the grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of the fair market value).  The exercise price of a nonqualified stock option will be determined by the Committee.

The option price upon exercise may be paid in cash or, if so determined by the Committee, in shares of common stock by a reduction in the number of shares of common stock issuable upon the exercise of the option or by such other method as the Committee determines.  Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee.  The Committee may at any time offer to buy an option previously granted on such terms and conditions as the Committee establishes.  At the discretion of the Committee, options may provide for “reloads” (i.e., a new option is granted for the same number of shares as the number used by the holder to pay the option price upon exercise).

Subject to limited exceptions, options are forfeited upon termination of employment or service.  Options are not assignable (except by will or the laws of descent and distribution).

Options may not be granted after the tenth anniversary of the 1997 Stock Option Plan’s adoption.

Change in Control

Unless otherwise determined by the Committee at the time of the grant, upon a change in control (as defined in the 1997 Stock Option Plan), all of the options automatically will become fully exercisable.  However, unless otherwise determined by the Committee at the time of the grant, no acceleration or exercisability of an option will occur, if the Committee determines prior to a change in control that the option will be honored or assumed or new rights substituted immediately following the change in control; provided that, the new rights or alternative option is based on stock which is or will be traded on an established securities market, contains at least substantially equivalent terms and conditions as the option being assumed, and has substantially equal earnings value.

Certain Reorganizations

The 1997 Stock Option Plan provides for appropriate adjustments of the number and kind of shares to be issued upon exercise of an option and of the exercise price to reflect changes in the capital structure of the corporation, stock splits, recapitalizations, mergers and reorganizations.

Amendment or Termination of the 1997 Stock Option Plan

The 1997 Stock Option Plan may be amended by the Board of Directors of the Company, except that stockholder approval of amendments will be required among other things (a) to the extent stockholder approval is required by Rule 16b-3 under the Exchange Act, and (b) to (i) increase the maximum number of shares subject to options granted in a fiscal year, (ii) change the classification of employees eligible to receive awards, (iii) extend the maximum option period under the 1997 Stock Option Plan, or (iv) increase the number of shares that may be issued under the 1997 Stock Option Plan.  The 1997 Stock Option Plan is effective for ten years from the date the 1997 Stock Option Plan was adopted during which time options may be granted.

Administration

The 1997 Stock Option Plan will be administered by the Committee, which will include two or more “non-employee” and “outside” directors.  However, with respect to option grants to non-employee directors and any action under the 1997 Stock Option Plan relating to options held by non-employee directors, the Committee will consist of the entire Board of Directors.  The Committee will determine the individuals who will receive options and the terms of the options, which will be reflected in written agreements with the holders.  Decisions by the Board of Directors or the Committee with respect to the 1997 Stock Option Plan are final and binding.

Federal Income Tax Consequences

Incentive Stock Options. An optionee will not recognize income upon the grant or exercise of an incentive stock option.  Instead, the optionee will be taxed at the time he or she sells the stock purchased pursuant to the option.  The optionee will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the optionee does not sell the stock within two years from the date of grant of the option and one year from the date the stock is transferred to the optionee, the gain will be a long-term capital gain, and the Company will not be entitled to a deduction.  If the optionee sells the stock at a gain prior to that time, the difference between the amount the optionee paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and the Company will be entitled to a corresponding deduction. If the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount will be taxed as capital gain.  If the optionee sells the stock for less than the amount he or she paid for it, the loss will be taxed as a capital loss.  Exercise of an incentive stock option may subject an optionee to, or increase an optionee’s liability for, the alternative minimum tax.

Non-Qualified Stock Options.  An optionee will not recognize income upon the grant of a non-qualified stock option under the 1997 Stock Option Plan or at any time prior to the exercise of the option or a portion thereof.  Generally, at the time the optionee exercises a non-qualified option or portion thereof, the optionee will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the underlying stock on the date the option is exercised over the option price of the stock and the Company will then be entitled to a corresponding deduction.  At that time, the Company will be subject to income tax withholding requirements and will have the right to require an optionee who is or was an employee of the Company to remit in cash to the Company an amount sufficient to satisfy any federal, state and local tax requirements prior to the delivery of any certificate or certificates for such shares of stock.

A subsequent taxable disposition of the stock acquired upon exercise of an option and held as a capital asset will result in a capital gain or loss measured by the difference between the fair market value of the stock on the date of the option exercise and the amount realized on later disposition.

The foregoing is a summary discussion of certain federal income tax consequences to optionees under the Internal Revenue Code and should not be construed as legal, tax or investment advice.  ALL 1997 STOCK OPTION PLAN PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Stockholder Approval

The Company’s board of directors seeks stockholder approval because such approval is required under the Internal Revenue Code as a condition to incentive stock option treatment and will maximize the potential for deductions associated with any non-qualified options granted under the 1997 Stock Option Plan.

Approval of this proposal will require the affirmative vote of a majority of the shares of Voting Stock. It is the intention of the persons named as proxies to vote the proxies “FOR” this proposal to amend the 1997 Option Plan, unless a stockholder directs otherwise.

THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS ACTION OF THE DIRECTORS, RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO THE 1997 STOCK OPTION PLAN.

PROPOSAL 4:  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Stockholders will be asked to vote for a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 2003. If the stockholders, by affirmative vote of the holders of a majority of the votes cast, do not ratify this appointment, the Audit Committee of the Board of Directors will reconsider its action and select other independent public accountants without further stockholder action. Abstentions and broker non-votes will have no effect on Proposal 4.

The Company appointed Deloitte & Touche LLP as its independent auditors on July 11, 2000.  During the two most recent fiscal years, none of the reports on the Company's financial statements contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years and any subsequent interim period, there have been no disagreements with the Company's independent accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if such representative desires to do so.

Accountants Fees and Expenses

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2002 and December 31, 2001 by Deloitte & Touche LLP.  The table includes audit tax fees of $31,937 to Price Waterhouse Coopers, Australia.

	December 31, 2002	December 31, 2001
Audit fees (1)	$121,255	$290,729
Audit-related fees (2)	134,700	--
Tax fees (3)	99,310	97,902
All other fees (4)	10,000	81,821
Total fees	$365,265	$470,452

(1)

Includes fees for professional services rendered for the audit of the Company’s annual financial statements and review of the Company’s annual report on Form 10-K for the fiscal years ended 2002 and 2001 and for reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the first three quarters of fiscal 2002 and 2001.

(2)

Includes fees for professional services rendered in fiscal 2002 and 2001, in connection with SEC registration statements.

(3)

Includes fees for professional services rendered in fiscal 2002 and 2001, in connection with tax compliance.

(4)

Includes fees for 401K audit.

The Audit Committee has adopted policies and procedures regarding procurement of audit services and non-audit services that are compatible with maintaining independence of our public accountants.

The scope of our external services is classified into the following categories:

Permitted Services

Audit Services/Audit Related

These services generally are highly correlated with the role of an independent auditor.  Such services include matters such as analysis and interpretation of accounting principles and their application, support for financings and similar transactions, and other services that have bearing on the Company’s financial statements on which the external auditor provides their opinion.  These services must be pre-approved annually by the Audit Committee.

Tax Services

These services are expressly allowed under this policy and do not impact the auditors independence.  It is in the best interest of the Company to utilize the best service provider available particularly where knowledge of the Company is deemed highly advantageous, provided independence is not impaired.  These services must be approved annually by the Audit Committee.

Specific Approval

These services are allowed under the policy and do not affect the auditor’s independence, but do require the pre-approval of the Audit Committee prior to the engagement.

Restricted Services

Restricted services are those services that may not be provided by external auditors as they are considered by statute or in the Company’s opinion to be incompatible with the role of an independent auditor.  Any questions or interpretations of such matters should be addressed by the Chief Accounting Officer

This policy applies to the Company and all corporations, subsidiaries, branches and other entities directly or indirectly owned by the Company that are included in the Company’s consolidated financial statements.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

Stockholders wishing to submit a proposal for action at the Company’s 2004 Annual Meeting of Stockholders and desiring the proposal to be considered for inclusion in the Company’s proxy materials relating thereto must provide a written copy of the proposal to the Secretary of the Company at its principal executive offices a reasonable time before the Company begins to print and mail its proxy materials and must otherwise comply with the rules of the Securities and Exchange Commission relating to stockholder proposals. The Company has the right to request documentary support (as provided in Rule 14a-8 promulgated by the Commission pursuant to the Exchange Act) of the proponent’s ownership claim within 14 calendar days after receipt of the proposal, and the proponent shall furnish appropriate documentation within twenty-one (21) days after receiving such request.  Stockholders who submit proposals must, in all other respects, comply with Rule 14a-8 under the Exchange Act. If a proponent fails to notify the Company at least forty-five (45) days prior to the month and day of the prior year’s proxy statement, then the management proxies would be allowed their discretionary voting authority when the proposal is presented at the Annual Meeting, without any discussion of the matter in the proxy statement.

ANNUAL REPORT

A copy of Level 8's combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2002 accompanies this Proxy Statement.

OTHER MATTERS

Management is not aware of any other matters to be considered at the Annual Meeting other than as set forth in this Proxy Statement.  However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy in their discretion to vote the proxies in accordance with their judgment of such matters.

THE COMPANY WILL UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INVESTOR RELATIONS, LEVEL 8 SYSTEMS, INC., 214 CARNEGIE CENTER; SUITE 303, PRINCETON, NEW JERSEY 08540.

June 27, 2003

Exhibit A

Amendment to the Amended and Restated Certificate of Incorporation

The text of Article Six of the Company’s Amended and Restated Certificate of Incorporation prior to the start of subsection 6.A. PREFERRED STOCK will be deleted and replaced in its entirety with the following:

“6.

The total number of shares of capital stock which the Corporation is authorized to issue is ninety five million (95,000,000) shares, consisting of:

(i)

eighty five million (85,000,000) shares of common stock, par value $.001 per share (“Common Stock);

(ii)

 ten million (10,000,000) shares of preferred stock, par value $.001 per share (“Preferred Stock); and

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.”

PROXY – COMMON STOCK AND PREFERRED STOCK

LEVEL 8 SYSTEMS, INC.

Proxy Solicited by The Board of Directors for the Annual Meeting

of Stockholders — July 30, 2003

The undersigned hereby appoints JOHN P. BRODERICK and ANTHONY C. PIZI as Proxies, or either of them, with full power of substitution, and hereby authorizes them to vote, as designated below, all shares (unless a lesser number is specified on the other side) of Common Stock, par value $.001 per share of Level 8 Systems, Inc. (the “Company”) and all shares of Preferred Stock of the Company that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on July 30, 2003 or any adjournments thereof, with all powers the undersigned would possess if personally present, for (i) the election of directors, (ii) the approval of the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the shares of Common Stock authorized for issuance, (iii) the approval of the proposal to amend the 1997 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder, and (iv) the ratification of the appointment of the independent accountants, and in their discretion with respect to matters incident to the conduct of the meeting and matters as to which the Board of Directors does not know, as of a reasonable time before the solicitation of this proxy, are to be presented at the meeting.

The shares represented by this proxy will be voted as directed by the undersigned stockholder.  If no direction is given, such shares will be voted “FOR” the nominees listed in Proposal 1, “FOR” each of Proposals 2 through 4 and in the discretion of the proxy holder(s) with respect to other matters properly brought before the meeting, including any adjournments thereof.

(Continued and to be SIGNED on the Next Page)

No. 1

Proposal to elect Anthony Pizi, Frank Artale, Nicholas Hatalski, Bruce Hasenyager, Kenneth Nielsen and Jay Kingley as directors of the Company.

☐  FOR            ☐  WITHHELD

(INSTRUCTION:   To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

                                                  ___________________________________________________________________

No. 2

Proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the shares of Common Stock authorized for issuance and to authorize the Board to effect such amendment.

               ☐  FOR            ☐  WITHHELD            ☐  ABSTAIN

No. 3 Proposal to amend the Company’s 1997 Stock Option Plan to increase the number of shares reserved for issuance thereunder. ☐ FOR ☐ WITHHELD ☐ ABSTAIN
No. 4 Proposal to ratify and approve the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2003. ☐ FOR ☐ WITHHELD ☐ ABSTAIN

The Board of Directors recommends a vote FOR each of Proposals 1 through 4.

Please mark and date the proxy and sign your name as it appears hereon. If executed by a corporation, a duly authorized officer must sign by name and title. Executors, administrators and trustees must so indicate when signing. If shares are held jointly, EACH holder must sign.

Dated    __________________________, 2003

_____________________________________

_____________________________________

Signature(s) of Stockholder(s)